Exhibit 99.1

NEWS RELEASE

LANCER ANNOUNCES COMPLETION OF AUDIT COMMITTEE
INVESTIGATION

SAN ANTONIO, TEXAS, January 30, 2004. Lancer Corporation (Amex: LAN) reported today that the previously-announced independent investigation by the Audit Committee of the Board of Directors has been completed.  A statement from the Audit Committee regarding the investigation is attached.  Lancer also stated that it intends to continue to cooperate fully with the Atlanta offices of the Securities and Exchange Commission and the U.S. Attorney in their ongoing investigations of these matters.

As previously disclosed, because the Audit Committee investigation was ongoing, the Company’s independent auditors, KPMG LLP, were unable to complete their reviews of the financial information contained in the Company’s Quarterly Reports on Form 10-Q for the periods ending June 30, 2003 and September 30, 2003, and the Company was thus unable to make timely filings of those reports.  Although the Audit Committee has now completed its independent investigation, the Company’s quarterly reports will not be filed until KPMG has completed its pending review.  The Company does not know when KPMG will complete its review.  The Company intends to file both of its quarterly reports as soon as practicable following such review, but Lancer cannot state with certainty when such filings will be made.

George F. Schroeder has informed the Board of Directors that he is resigning as Chief Executive Officer effective February 28, 2004, which is his 37th anniversary as CEO and co-founder of Lancer Corporation. He will remain a non-officer employee of the Company and a member of the Board of Directors.  The Board has appointed Christopher D. Hughes to the position of Chief Executive Officer effective February 29, 2004.  Mr. Hughes joined the Company in late 2000 as Chief Operating Officer and was named by the Board to the additional position of President in 2002.  Lancer has issued a news release today providing additional information about these management changes.

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statement of the audit committee of
lancer corporation

The Audit Committee of the Board of Directors of Lancer Corporation has completed its independent investigation of (1) the allegations concerning Lancer Corporation raised by state and federal lawsuits filed in Atlanta, Georgia against The Coca-Cola Company by former Coca-Cola employee, Matthew Whitley, and (2) allegations raised last summer in two newspaper articles related to Lancer’s senior management and certain accounting matters.  The commencement of the investigation related to the Whitley allegations was previously announced on June 17, 2003, and the continuation and expansion of the investigation was announced on August 25, 2003.  Prior to completion of its investigation, the Audit Committee received the report of its independent counsel engaged to investigate these allegations, Baker Botts L.L.P., and their accounting advisors in the investigation, PricewaterhouseCoopers LLP.

The investigation did not identify or develop evidence sufficient for the Audit Committee to conclude that any members of Lancer’s management engaged in any intentional misconduct in connection with the matters under investigation, nor did it identify or develop evidence sufficient to support the allegations regarding accounting irregularities.

Based on the report of independent counsel regarding the investigation, the Audit Committee has made its report and recommendations to the board of directors, and the Board has determined to take certain remedial actions, along with certain actions to strengthen Lancer’s controls and corporate governance policies and practices, including those described below:

•                                          The Board has appointed a Lead Independent Director, Norborne P. Cole, Jr.  Mr. Cole has been a Director of Lancer Corporation since 2001.

•                                          The Board has established a Governance and Nominating Committee comprised solely of independent directors and has adopted a charter for this new committee.

•                                          Employees with significant management responsibilities will be required to submit written confirmation of compliance with Lancer’s Code of Business Conduct on a quarterly basis.

•                                          The Board has expanded its internal audit activities since early 2003.  The Audit Committee will continue to oversee internal audit activities, findings and any resulting recommendations for improving controls and procedures.

The members of the Audit Committee are Olivia F. Kirtley, Chair, Norborne P. Cole, Jr. and Walter J. Biegler.